Exhibit 10.1

SUPPLEMENTAL AGREEMENT TO THE EQUITY PURCHASE AGREEMENT

Agreement No.: YMT-EA-260802-S1

This Supplemental Agreement to the Equity Purchase Agreement (hereinafter referred to as “this Supplemental Agreement”) is entered into by the following parties on September 9, 2026 in Beijing, the People’s Republic of China (“China”):

Buyers:

Beijing Yimutian Network Technology Co., Ltd. （北京一人一亩田网络科技有限公司） (“Beijing Yimutian” or “Buyer”), a limited liability company validly established and existing under PRC law, with Unified Social Credit Code 911101080991996616.

Yimutian Inc. (“YMT” or “Buyer”), a limited liability company incorporated under the laws of the Cayman Islands, with its registered address at the offices of Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands, listed on the NASDAQ Stock Market, ticker symbol: YMT, legal representative: Deng Jinhong.

Sellers:

Zhang Ning （张宁）, ID No.: [***], a shareholder of Qingdao Xingongguan Holiday Hotel Co., Ltd. (hereinafter referred to as “Xingongguan” or the “Target Company”), holding 90% equity interest in Xingongguan.

Zhang Kuili （张魁丽）, ID No.: [***], a shareholder of Qingdao Xingongguan Holiday Hotel Co., Ltd. (hereinafter referred to as “Xingongguan” or the “Target Company”), holding 10% equity interest in Xingongguan.

Target Company:

Qingdao Xingongguan Holiday Hotel Co., Ltd. （青岛信公馆度假酒店有限公司）, a limited liability company validly established and existing under PRC law, with Unified Social Credit Code 9137021233412963XE.

In this Supplemental Agreement, the Sellers and the Buyers, together with the Target Company, are individually referred to as a “Party” and collectively as the “Parties.”

RECITALS:

1.	The Buyers and the Sellers entered into the Equity Purchase Agreement numbered YMT-EA-260802 (hereinafter referred to as the “Original Agreement”) in Beijing on August 20, 2026. Pursuant to Sections 3.1 to 3.3 of the Original Agreement, the consideration for the equity interest of the Target Company is USD 5,800,000 (in words: USD Five Million Eight Hundred Thousand), to be paid by the Buyers by issuing new YMT ordinary shares to the Sellers (i.e., the “Consideration Shares”, totaling 9,963,353,184 shares, corresponding to approximately 26,568,942 ADSs based on the ratio as of the date of execution of the Original Agreement).

2.	After the execution of the Original Agreement, the trading price of YMT’s shares on the NASDAQ Stock Market has declined significantly.

3.	In order to balance the interests of the Parties and safeguard the reasonable consideration to which the Sellers are entitled under the Original Agreement, the Parties, through friendly negotiation, have unanimously agreed that the Buyers shall, in addition to the consideration provided in the Original Agreement, additionally issue YMT ordinary shares to the Sellers in accordance with this Supplemental Agreement as a supplement to the consideration for this equity purchase transaction.

NOW, THEREFORE, the Parties hereby agree as follows:

ARTICLE 1 SUPPLEMENTARY ISSUANCE OF CONSIDERATION SHARES

1.1 The Parties unanimously agree that, in addition to the transaction consideration and the Consideration Shares provided in Sections 3.1, 3.2 and 3.3 of the Original Agreement, the Buyers shall additionally issue 5,912,556,816 (in words: Five Billion Nine Hundred Twelve Million Five Hundred Fifty-Six Thousand Eight Hundred and Sixteen) YMT ordinary shares to the Sellers (the “Additional Consideration Shares”) as a supplement to the consideration of this transaction. The Additional Consideration Shares, as adjusted by this Supplemental Agreement, together with the original Consideration Shares, shall constitute the consideration obtained by the Sellers for this transaction.

1.2 The number of Additional Consideration Shares under this Supplemental Agreement shall be determined as follows:

(1) The pricing reference date shall be the date of execution of this Supplemental Agreement, i.e., September 9, 2026;

(2) The new adjusted share price (ADS) shall be the arithmetic average of the daily closing prices of YMT’s listed shares (i.e., ADSs) on the NASDAQ Stock Market for the five (5) consecutive trading days prior to (and excluding) the pricing reference date (the “Average ADS Price”), i.e., USD 2.192. The said five trading days are September 1, 2, 3, 4 and 8, 2026 (September 7, 2026 being Labor Day in the United States, on which the NASDAQ Stock Market was closed);

(3) The total number of ADSs to be issued calculated at the new adjusted share price (including the number issuable under the Original Agreement) shall be the transaction consideration (i.e., USD 5,800,000) divided by the new adjusted share price (i.e., USD 2.192), i.e., the newly calculated number of ADSs is 2,645,985;

(4) The total number of ordinary shares to be issued calculated at the new adjusted share price shall be the total number of ADSs to be issued multiplied by 6,000 (based on each ADS corresponding to 6,000 ordinary shares as of the pricing reference date of this Supplemental Agreement);

(5) The number of additional consideration shares to be issued shall be the total number of ordinary shares to be issued calculated at the new price minus the number of ordinary shares issuable under the Original Agreement. The allocation ratio between the shares under this Supplemental Agreement and the Consideration Shares under the Original Agreement shall be allocated by the Sellers in proportion to their respective equity interests in the Target Company, i.e., Zhang Ning shall receive ninety percent (90%) and Zhang Kuili shall receive ten percent (10%).

1.3 The Additional Consideration Shares shall be included in the total consideration of this transaction. References in the Original Agreement to “transaction consideration”, “consideration shares”, “total number of shares” and similar expressions shall be construed and applied as the adjusted total consideration and total number of shares including the Additional Consideration Shares.

1.4 The issuance, registration and delivery of the Additional Consideration Shares shall be governed by Sections 3.4, 3.5, 7.2 and 9.2 of the Original Agreement, i.e.: within thirty (30) business days after the execution of this Supplemental Agreement, the Buyers shall issue the Additional Consideration Shares together with the Consideration Shares under the Original Agreement and register them in the register of shareholders of YMT (recorded in the names of the Sellers); share certificates shall not be delivered during the Asset Clearing Period; and the delivery of the Additional Consideration Shares shall be subject to the satisfaction of all conditions set forth in Section 3.5 of the Original Agreement.

1.5 Transfer Restrictions. From the date on which the Additional Consideration Shares become tradeable, they shall be subject to the same transfer restrictions as the Consideration Shares under the Original Agreement (Section 3.6 of the Original Agreement), i.e.: (1) a lock-up period of six (6) months commencing from the date on which the shares become tradeable; and (2) after the expiry of the lock-up period, the number of shares transferred per quarter shall not exceed 10% of the total number of shares held by the relevant Seller (including the Consideration Shares and the Additional Consideration Shares). The Sellers shall not circumvent the transfer restrictions set forth in Section 3.6 of the Original Agreement through the Additional Consideration Shares.

1.6 If, after the execution of this Supplemental Agreement and prior to the registration of the issuance of the Additional Consideration Shares, YMT undergoes a share split, share consolidation, capitalization issue, adjustment of the ADS-to-ordinary-share ratio or any other circumstance affecting the number and price of shares, the number of Additional Consideration Shares and the supplemental issue price shall be adjusted accordingly as confirmed in writing by the Parties in accordance with the principles of fairness and reasonableness.

ARTICLE 2 TAX, FOREIGN EXCHANGE AND REGULATORY MATTERS

2.1 The Parties confirm that the Additional Consideration Shares constitute part of the consideration obtained by the Sellers for this transaction, and that the provisions of Article 6 of the Original Agreement regarding special tax treatment (deferred taxation), filing for deferred taxation, treatment of transfers during the deferral period, and foreign exchange registration shall equally apply to the Additional Consideration Shares.

2.2 When the Sellers handle the filing for deferred taxation and the foreign exchange registration under Sections 6.2 and 6.4 of the Original Agreement, the scope of such filing and registration shall include the Additional Consideration Shares. The Buyers shall cooperate with the Sellers in handling the foregoing procedures, including but not limited to providing documents such as the register of shareholders of YMT and the share certificates evidencing the Additional Consideration Shares.

2.3 The Buyers shall ensure that this additional issuance complies with the articles of association of YMT, the NASDAQ listing rules and U.S. securities laws, and shall promptly obtain the required internal and external approvals (including but not limited to the approval of the board of directors and the shareholders’ meeting of YMT, if applicable) and perform the relevant information disclosure obligations.

ARTICLE 3 REPRESENTATIONS, WARRANTIES AND UNDERTAKINGS

3.1 The Parties confirm that the representations and warranties made by each of them under Article 8 of the Original Agreement remain true, accurate and complete as of the date of execution of this Supplemental Agreement and shall equally apply to this Supplemental Agreement.

3.2 The Buyers undertake to promptly and fully issue, register and deliver the Additional Consideration Shares in accordance with the Original Agreement and this Supplemental Agreement, and to cooperate with the Sellers in completing the tax, foreign exchange registration and information disclosure matters relating to the Additional Consideration Shares.

3.3 The Sellers undertake to continue to perform their respective obligations under the Original Agreement and not to delay or refuse to perform obligations such as asset clearing and equity delivery on the grounds of the Additional Consideration Shares.

ARTICLE 4 EFFECTIVENESS, TERMINATION AND RESCISSION

4.1 This Supplemental Agreement shall become effective, be performed and be terminated together with the Original Agreement. If the Original Agreement is terminated or rescinded pursuant to Section 11.1 thereof, this Supplemental Agreement shall automatically terminate and the Buyers shall not be required to issue the Additional Consideration Shares; if the Additional Consideration Shares have already been issued, they shall be handled together in accordance with Section 11.2 of the Original Agreement.

4.2 Expenses and liabilities arising from the performance of this Supplemental Agreement shall, unless otherwise provided herein, be governed by the Original Agreement.

ARTICLE 5 GOVERNING LAW AND DISPUTE RESOLUTION

The conclusion, validity, interpretation, performance and dispute resolution of this Supplemental Agreement shall be governed by Article 12 of the Original Agreement, i.e., the laws of the People’s Republic of China (excluding the laws of Hong Kong, Macao and Taiwan) shall apply; any dispute arising from or in connection with this Supplemental Agreement shall first be resolved by the Parties through friendly negotiation, and if negotiation fails, shall be submitted to the China International Economic and Trade Arbitration Commission for arbitration in Beijing in accordance with the arbitration rules in effect at the time of arbitration, with three (3) arbitrators, and the arbitral award shall be final and binding on both Parties.

ARTICLE 6 MISCELLANEOUS

6.1 This Supplemental Agreement is an integral part of the Original Agreement. Except for the matters expressly supplemented or amended hereby, the other terms and definitions of the Original Agreement shall remain in effect; in the event of any inconsistency between this Supplemental Agreement and the Original Agreement, this Supplemental Agreement shall prevail with respect to the matters covered herein.

6.2 Any amendment or supplement to this Supplemental Agreement shall be made in writing upon mutual agreement of the Parties and shall take effect upon execution by the Parties.

6.3 This Supplemental Agreement shall take effect as of the date of sealing by the Parties (i.e., Beijing Yimutian, YMT and the Sellers) and signature by their legal representatives or authorized representatives (or, in the case of a natural person, signature).

6.4 This Supplemental Agreement is executed in four (4) originals, with the Buyers holding two (2) and the Sellers holding two (2), each of which shall have equal legal effect.

6.5 Matters not covered by this Supplemental Agreement shall be governed by the Original Agreement; matters not covered by the Original Agreement shall be determined by the Parties through further negotiation.

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IN WITNESS WHEREOF, the Parties hereto have executed this Supplemental Agreement as of the date first written above.

BUYERS:

Beijing Yimutian Network Technology Co., Ltd. （北京一人一亩田网络科技有限公司）

(Company Seal)

By:	/s/ Deng Jinhong
Name:	Deng Jinhong
Title:	Legal Representative

Yimutian Inc.

By:	/s/ Deng Jinhong
Name:	Deng Jinhong

IN WITNESS WHEREOF, the Parties hereto have executed this Supplemental Agreement as of the date first written above.

SELLERS:

By:	/s/ Zhang Ning
Name:	Zhang Ning

By:	/s/ Zhang Kuili
Name:	Zhang Kuili

TARGET COMPANY:

Qingdao Xingongguan Holiday Hotel Co., Ltd. （青岛信公馆度假酒店有限公司）

(Company Seal)

By:	/s/ Zhang Ning
Name:	Zhang Ning
Title:	Legal Representative

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